Exhibit 99.1

                                                             Conference Call: August 9, 2007 at 11:00 a.m. EDT

                                                             Dial-in numbers: 866/831-6270 or 617/213-8858 (international)

                                                             Webcast:              www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING INTERNATIONAL’S SYSTEMS REVENUES RISE 59% OVER Q2 2006

AND 28% ON A QUARTERLY SEQUENTIAL BASIS

- Reports Loss Per Share from Continuing Operations of ($0.14) and Adjusted Loss Per

Share of ($0.10) before Non-Recurring Charges -

- Adjusted EBITDA Rises on Quarterly Sequential Basis to $1.5 million -

- Casinolink Jackpot Systems Installed Base Expands to Over 6,600 Units at Period End

Reflecting Strong Quarterly Sequential Growth of More than 1,100 Units -

- Reiterates Guidance for Casinolink Jackpot Systems Installed Base

to Grow to 12,000 Units at Year-End -

- Ends Period With Over 3,400 Table Management Installed Units and Reiterates

Guidance for 4,000 Units at Year-End -

LAS VEGAS, NV – August 8, 2007—Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, today reported that system revenues, now reported as the sole component of revenues from continuing operations, rose 59% to $18.8 million for the quarter ended June 30, 2007 from $11.9 million in the same period a year ago.

The Company incurred a net loss from continuing operations in the three months ended June 30, 2007 of approximately $4.9 million, or $0.14 per share, inclusive of one-time charges of $1.4 million, or $0.04 per share, related to fees under the Company’s Senior Credit Facility and the settlement of an outstanding legal matter. In the three months ended June 30, 2006, the Company incurred a net loss from continuing operations of $13.6 million, or $0.40 per share, inclusive of one-time charges of $3.7 million, or $0.11 per share. Pursuant to the Company’s intention and related agreements to divest its Table Games Division and remaining Slot Assets, these operations have been classified as discontinued operations and the Company recorded a loss, net of taxes of approximately $29.3 million, or $(0.84) per share, and approximately $0.8 million, or $(0.02) per share, for the Q2 2007 and Q2 2006 periods, respectively, related to the operations and write down of the assets of these divisions. The operations from the slot and table game route along with the associated losses for the write down of the related assets are included in the discontinued operations line item of the Company’s statement of operations.

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Progressive Gaming International Corporation, 8/8/07	page 2

Second Quarter 2007 and Recent Highlights:

■	Systems revenues (continuing operations) rose approximately 59% year-over-year and 28% on a quarterly sequential basis to $18.8 million.
■	Quarterly sequential growth of approximately 4,000 slot management systems, including over 2,800 Casinolink® Enterprise Edition and over 1,100 Casinolink® Jackpot Systems™ (“CJS”) installations.
■	Gross margin reached 58%, which is the high end of the Company’s fiscal 2007 target range.
■	Adjusted EBITDA (defined as earnings from continuing operations before interest, taxes depreciation and amortization and non-cash share based compensation) was $1.5 million. EBITDA was $0.8 million.
■	Received approval from Nevada Gaming Control Board’s Technology Division for CJS to move to multi-site field trials.
■	Entered into Letter of Intent for sale of worldwide Table Game Division assets with planned completion of definitive agreements on or before August 31, 2007.
■	Entered into a sale agreement to divest the remaining legacy slot route assets effective as of June 2007.
■

Completed cost reduction initiatives including the repositioning of six leased facilities and the reduction of labor and other administrative costs of nearly $7 million on an annual basis. After giving effect to these reductions, annual revenue per employee was approximately $280,000.

■	Entered into ten-year strategic alliance with Elixir Group Limited to address the growing gaming systems needs of the Asia Pacific region.

Summary of Systems Installed Base:

	As of 6/30/2007	As of 6/30/2006	% Change	As of 3/31/2007	% Change
Casinolink® Enterprise Edition	59,523	52,299	13.8%	56,717	4.9%
Casinolink® Jackpot Systems™ (“CJS”)	6,695	1,769	278.5%	5,558	20.5%

Total Slot Management	66,218	54,068	22.5%	62,275	6.3%
Table Management	3,426	1,954	75.3%	3,155	8.6%

Commenting on the results, Progressive Gaming International Corporation President and Chief Executive Officer, Russel McMeekin, stated, “Reflecting our success in repositioning Progressive as a leading supplier of system-centric products, in the 2007 second quarter period we recorded year-over-year and quarterly sequential systems based revenue growth of 59% and 28%, respectively, while generating gross margins at the high end of our 2007 target. Our ongoing progress in expanding our systems business is evidenced by the installed base growth of our products. On a quarterly sequential basis, Casinolink installations rose by 5%, or approximately 2,800 units, reflecting growth in Asia and in European territories including in the United Kingdom and Central European markets. Table Management systems also grew an impressive 8.6%, or by approximately 270 units on a quarterly sequential basis.

“We also continue to generate meaningful traction with placements of our CJS local and wide-area progressive/mystery jackpot system with quarterly sequential installed base growth of more

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Progressive Gaming International Corporation, 8/8/07	page 3

than 20%, or more than 1,100 units, in the 2007 second quarter period. We expect CJS placements to accelerate further in the third and fourth quarters and that our expected installed base will meaningfully benefit the second half 2007 operating results. In July we achieved a significant milestone as CJS received approval from the technology division of the Nevada Gaming Control Board to move to field trials in the state. We are currently completing all site preparations for one multi-site trial to begin later this month, with a second multi-site trial expected to begin next month. Based on the strong existing backlog of orders for CJS, and in anticipation of a final approval for this product in Nevada, whereby we can begin to install CJS in the largest domestic slot machine market, we believe we are on track to achieve our target of 12,000 installations by the end of this year.

“In addition to growing our systems installed base, a second priority for the Company throughout 2007 has been on streamlining our operations and cost structure and improving our balance sheet. In July we entered into a non-binding letter of intent for the sale of our worldwide Table Game Division assets to Shuffle Master Inc. We are making progress toward completing this transaction in accordance with our mutually agreed upon closing date. In addition to the capital expected to be generated from this sale, we have other near-term opportunities that we are analyzing to restructure our balance sheet in the most optimal manner. We believe these opportunities will also provide additional liquidity to pursue long-term growth opportunities for the Company’s high-margin recurring revenue systems business.”

Progressive Gaming International Corporation’s Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Our 2007 second quarter operating results from continuing operations benefited from the ongoing strength in our systems business as well as cost reduction initiatives reflecting progress made in streamlining our operations. Systems revenues of $18.8 million in Q2 2007 include the recognition of $3.8 million in revenues related to Q1 2007 systems placements, which, for GAAP purposes, were deferred until the second quarter. We also recognized approximately $1.7 million of slot and table revenues which are classified in discontinued operations. In addition to these recorded revenues, there were proceeds from the sale of the slot game assets which were offset against the assets being sold and also classified as discontinued operations. Reflecting the higher level of systems based revenues in the overall mix for the second quarter, we achieved gross margin from continuing operations of 58% for the period, which is consistent with our targeted 2007 gross margin range of 54% to 58%.

“We are making excellent progress in growing our systems revenues as evidenced by $33.6 million in revenue recorded in the first half of 2007 which is a 29% improvement over systems based revenues generated in first half of 2006. Gross margin improved by nearly 700 basis points in the first half of 2007 compared to the first half of 2006 and our Operating expenses (including SG&A and R&D) declined by nearly 25% for the same periods. We believe we are positioned well for strong systems growth across all product lines with the Casinolink installed base expected to grow by approximately 10% to 15% year-over-year fueled in part by initial placements related to the recent strategic alliance we entered into with Melco / Elixir; expected CJS installed base growth of more than 5,000 units in the second half of 2007; and, table game management systems installed base growth to 4,000 units by calendar year-end. Our growing systems placements are expected to benefit operating results in the second half of 2007 and future periods will benefit from the high operating margins associated with these daily recurring revenues.

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Progressive Gaming International Corporation, 8/8/07	page 4

“With the sale of our slot business and pending sale of the table game business, we have classified our anticipated revenues of $12 million to $14 million for the full fiscal 2007 year and the associated costs from these divisions as discontinued operations. As a result of these transactions, we have been able to reduce headcount and other related costs resulting in over $7.0 million of annualized savings. We are now achieving annual revenues of approximately $280,000 per employee, which is in line with other technology companies and we expect this metric will continue to grow with our revenues.”

Revenues

Revenues in the second quarter of 2007 were approximately $18.8 million, a 59% improvement over revenues in the second quarter of 2006. During the second quarter of 2007 the Company’s systems installed base growth was driven by approximately 2,800 installations of Casinolink and approximately 1,100 installations of CJS, both of which are expected to contribute to the Company’s recurring revenue base going forward.

Slot and Table game division revenues are now included in the results of discontinued operations.

Gross Margins

Gross margins in the second quarter of 2007 increased to 58%, compared to 35% gross margin levels in the fiscal second quarter of 2006 due in part to the higher-margin systems related revenues that were deferred until the 2007 second quarter period. The Company anticipates that full year 2007 gross margins will be in the mid-50% range but continues to expect variability on a quarterly basis as a result of the timing of planned installations.

Operating Expenses

Second quarter 2007 operating expenses (including SG&A and R&D) were approximately $10.1 million, including approximately $0.8 million of non-cash stock compensation expense. Operating expenses decreased approximately $3.9 million from the second quarter of 2006 primarily due to the Company’s extensive efforts to streamline its cost structure. The Company made significant reductions in labor, leased facilities and the related overhead as well as marketing and advertising and compliance submission costs. Overall cost reductions were approximately $7.0 million, including $3 million related to service and support in the cost of goods sold line with the remainder in SG&A and R&D.

EBITDA

Adjusted EBITDA was $1.5 million compared to ($8.9) million in the second quarter of 2006. After giving effect to certain waivers obtained from the Company’s senior lenders, the Company remains in compliance with the financial covenants under the facility. EBITDA in the second quarter of 2007 was approximately $0.8 million compared to ($10.0) million in the second quarter of 2006.

Webb Litigation Status – Updated

The period for filing all post trial motions and responsive pleadings has closed. Based upon our review of the pleadings, the applicable law, and the strength of our arguments, we expect that the Court will rule in our favor and will reverse the jury verdict. We anticipate that oral arguments related to the post-trial motions will be heard in late 2007. The posting of any bond related to the jury verdict is stayed (on hold) unless and until the Court issues an adverse decision on the motion for new trial.

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Progressive Gaming International Corporation, 8/8/07	page 5

In the event that the Company needs to file an appeal in this matter, a supersedeas bond will need to be posted. Filing a bond is typical in appellate procedure and is not meant to be punitive; hence, we do not anticipate that the amount of any required bond will be a material portion of the total verdict. The bond is meant to provide protection to the judgment creditor by forcing the appellant to deliberate the merits of their case before filing an appeal.

The Company does not expect final conclusion of these post trial matters until at least 2008.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Adjusted Loss Per Share from Continuing Operations is defined as Loss Per Share before one-time fees associated with loans and notes payable and legal settlements and restructuring costs.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Reconciliation of Loss Per Share from Continuing Operations to Adjusted Loss Per Share from Continuing Operations:
Loss Per Share from Continuing Operations	$(0.14)	$(0.40)
Fees Associated with Loans / Notes Payable and Legal Settlements	0.04	0.01
Restructuring Costs	—	0.10
Adjusted Loss Per Share From Continuing Operations	$(0.10)	$(0.29)

Adjusted EBITDA is defined as income before interest, taxes, depreciation and amortization and non-cash share-based compensation.

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006
Reconciliation of Loss from Continuing Operations to Adjusted EBITDA
Loss from Continuing Operations	$(4,914)	$(13,593)
Interest	$3,831	$1,971
Depreciation and Amortization	$1,834	$1,691
Share-Based Compensation	$751	$1,079
Adjusted EBITDA	$1,502	$(8,852)

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 11:00 a.m. Eastern time tomorrow, both of which are open to the general public. The conference call number is 866/831-6270; or for international parties, 617/213-8858. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the internet at www.progressivegaming.net.

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Progressive Gaming International Corporation, 8/8/07	page 6

About Progressive Gaming International Corporation®

Progressive Gaming International® is a leading supplier of integrated casino and jackpot management solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues.

Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

TableLink, Casinolink, Progressive Gaming International Corporation and are registered trademarks of Progressive Gaming International Corporation. © 2006 Progressive Gaming International Corporation. All Rights Reserved.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations regarding CJS and Table Management installed base at the end of 2007, the anticipated impact of an increased installed base on the Company’s financial performance, expectations regarding the timing, completion and benefits of the proposed sale of the Company’s table games division, expected annualized savings resulting from certain cost reduction initiatives, anticipated field trials of CJS in Nevada, anticipated regulatory approvals, the availability of additional capital and liquidity, the Company’s overall positioning for growth, and expectations regarding the timing, status, resolution and related financial impact of outstanding legal matters. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of new products, the risk that the Company’s table games division may not be sold in the manner anticipated, or at all, the risk that a sale of the Company’s table games division may not provide anticipated benefits, the risk that the Company may not realize expected annual savings from certain cost reduction initiatives, the risk that regulatory approvals may not be obtained when expected, or at all, the risk that additional capital may not be available to the Company on favorable terms, or at all, the risk that the Company may not successfully resolve any outstanding legal matters or may be required to post a significant bond in order to pursue certain appeals, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

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Progressive Gaming International Corporation, 8/8/07	page 7

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share amounts)	Three Months Ended June 30 (unaudited)		Six Months Ended June 30 (unaudited)
	2007	2006	2007	2006
Revenues	18,841	11,884	33,550	26,005
Cost of revenues	7,989	7,778	15,651	13,916
Gross profit	10,852	4,106	17,899	12,089
Selling, general and administrative expense	7,606	11,298	15,162	21,720
Research and development	2,495	2,739	5,009	5,384
Depreciation and amortization	1,834	1,691	3,539	3,316

	11,935	15,728	23,710	30,420

Operating loss	(1,083)	(11,622)	(5,811)	(18,331)
Interest expense, net	(3,831)	(1,971)	(6,547)	(3,504)

Loss from continuing operations before tax provision	(4,914)	(13,593)	(12,358)	(21,835)
Income tax provision	—	—	—	—

Loss from continuing operations	(4,914)	(13,593)	(12,358)	(21,835)
Loss from discontinued operations, net of taxes	(29,313)	(766)	(30,604)	(1,373)

Net loss	$(34,227)	$(14,359)	$(42,962)	$(23,208)

Weighted average common shares:
Basic and diluted	34,847	34,439	34,810	34,413

Basic and diluted loss per share
Loss from continuing operations	$(0.14)	$(0.40)	$(0.36)	$(0.63)

Loss from discontinued operations	$(0.84)	$(0.02)	$(0.87)	$(0.04)

Net loss	$(0.98)	$(0.42)	$(1.23)	$(0.67)

Progressive Gaming International Corporation, 8/8/07	page 8

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$4,253	$7,183
Accounts receivable, net of allowance for doubtful accounts of $963 and $943	12,419	17,818
Current portion of contract sales receivable, net of allowance for doubtful accounts of $1,529 and $1,529	6,090	6,407
Inventories, net of reserves of $647 and $1,040	6,756	11,486
Prepaid expenses	2,841	4,447
Current assets of discontinued operations	1,558	—

Total current assets	33,917	47,341
Contract sales and notes receivable, net	45	164
Property and equipment, net	4,122	5,456
Intangible assets, net	28,065	58,885
Goodwill	43,592	58,014
Noncurrent assets of discontinued operations	20,892	—
Other assets	13,572	16,326
Deferred tax assets	6,346	—

Total assets	$150,551	$186,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$9,449	$11,047
Customer deposits	2,208	2,113
Current portion of long-term debt and notes payable	3,030	128
Accrued liabilities	8,839	10,038
Deferred revenues and license fees	3,648	4,332
Current liabilities of discontinued operations	1,914	—

Total current liabilities	29,088	27,658

Long-term debt and notes payable, net of unamortized discount of $400 and $585	65,435	62,051
Noncurrent liabilities of discontinued operations	7,413
Other long-term liabilities	4,035	694
Deferred tax liability	—	11,856

Total liabilities	105,971	102,259

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,908,409 and 34,774,154 issued and outstanding	3,491	3,477
Additional paid-in capital	231,682	229,048
Other comprehensive loss	4,626	3,601
Accumulated deficit	(193,472)	(150,510)

Subtotal	46,327	85,616
Less treasury stock, 302,278 and 293,692 shares, at cost	(1,747)	(1,689)

Total stockholders’ equity	44,580	83,927

Total liabilities and stockholders’ equity	$150,551	$186,186